Exhibit 99.1

Lpath, Inc.  To Provide Third Quarter  2008  Business

Review and Clinical Update Wednesday, November 19

Webcast & Conference Call Scheduled For

Wednesday, November 19 at 11:00am EST

SAN DIEGO, NOV 14, 2008: Lpath, Inc. (OCTBB: LPTN) will host a teleconference on Wednesday, November 19 at 11:00am EST to provide a third quarter business review and clinical update.  Lpath’s chief executive officer, Scott Pancoast, will conduct the call.  There will be a question-and-answer session directly following the presentation.

To participate in the teleconference, please call toll-free 877.407.8033 (direct dial 201.689.8033) five minutes before the scheduled start in order to register for the call.  You may also participate in the call on the Internet by going to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=137931.

A replay of the call will be available after the call’s completion for ten days at 877.660.6853 (direct dial 201.612.7415).  Account number 286 and conference ID number 303839 are both are required for playback.

It is the intention of management to conduct similar teleconference updates on a quarterly basis, following or in connection with the release of quarterly financial information, subject to applicable blackout or regulatory restrictions.

About Lpath

Lpath, Inc., headquartered in San Diego, California, is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases.  ASONEP™, an antibody against S1P, is currently in Phase 1 clinical trials for the treatment of cancer and also holds promise against multiple sclerosis and various other disorders.  ASONEP is being developed with the support of our partner, Merck-Serono.  A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical AMD and retinopathy models and has received FDA authorization to begin Phase 1 clinical trials.  Lpath’s third product candidate, Lpathomab™, is an antibody against LPA, a key bioactive lipid that has been long recognized as a valid disease target (fibrosis, cancer, neuropathic pain).  The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging as a means to expand its pipeline.  For more information, visit www.Lpath.com.

Lpath Contacts:

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast (858) 678-0800 x104 President & CEO, spancoast@Lpath.com www.Lpath.com	Redington, Inc. (212) 926-1733 Thomas Redington info@redingtoninc.com